UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2007

AMERICAN FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-13653	31-1544320

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Fourth Street, Cincinnati, OH	45202
____________________________________________________________	________________________
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 513-579-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

 On May 17, 2007, American Financial Group, Inc. ("AFG") and its 81%-owned subsidiary, Great American Financial Resources, Inc. ("GAFRI"), announced that they have entered into a definitive merger agreement ("Merger Agreement") by which GAFRI would acquire the GAFRI shares ("Shares") which AFG does not currently beneficially own at a price of $24.50 per share in cash, for a total purchase price of approximately $225 million. Upon completion of the transaction, GAFRI will become a wholly owned subsidiary of AFG.

&#Under the Merger Agreement, a subsidiary of AFG will be merged with GAFRI (the "Merger") in accordance with Delaware law, and GAFRI would then exist as an indirect wholly-owned subsidiary of AFG. As a result of the Merger, all Shares (except those Shares as to which appraisal rights are exercised under Delaware law and Shares held by AFG) would be converted into the right to receive $24.50 per Share in cash, without interest. GAFRI will use excess capital plus borrowings from AFG to fund the transaction. The Merger also would be subject to customary conditions.

Section 8 - Other Events

Item 8.01 Other Events.

On May 17, 2007, American Financial Group, Inc. issued a press release announcing that it has entered into a merger agreement pursuant to which AFG would increase its ownership of Great American Financial Resources, Inc. to 100%. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

    Financial statements of business acquired.  Not applicable.
    Pro forma financial information.  Not applicable.
    Exhibits

Exhibit No.	Description

99.1	Press release, dated May 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN FINANCIAL GROUP, INC.

Date: May 17, 2007
By: Karl J. Grafe
Karl J. Grafe
Vice President